Exhibit 99.1

magicJack Reports Record-Breaking Revenue and Income in the
Second Quarter

Strong Sales of magicJacks and Renewal Licenses Combined
with Improved Efficiencies are Drivers

West Palm Beach, FL, and Netanya, Israel – July 30, 2012 - magicJack VocalTec, Ltd. (Nasdaq: CALL), the Voice Experts and inventor of VoIP with over nine million magicJacks® sold, today announced record breaking financial results for the quarter ending June 30, 2012. Q2, 2012 revenue was $38.6 million and net income was $10.3 million. Basic operating earnings per share (EPS) were $0.51 per share. There are19.4 million shares outstanding.

Alert: Please also read the Joint Press release from earlier today describing the acquisition of VoIP foundational U.S. Patent No. 5,825,771.

For more information, please view our current filings with the Securities and Exchange Commission and the soon-to-be-filed Form 10-Q.

magicJack will host a conference call for investors at 10:00 a.m. ET on Monday, July 30th, 2012. Conference call details are as follows:

U.S. Toll Free:	1.877.251.1860
International:	+1.253.237.1123
Conference ID:	14665831

Certain Unaudited Condensed Statements of Operations and Comparison
(in thousands, except per share information)

	Three Months Ended June 30,		2012 Compared to
	2012	2011	2011
Revenues
Sale of magicJack and magicJack PLUS	$19,059	$11,381	$7,678	67.5%
License renewals	10,653	8,913	1,740	19.5
Shipping and handling	1,420	537	883	164.4
magicJack-related products	2,096	812	1,284	158.1
Prepaid minutes	3,086	3,017	69	2.3
Access and termination charges	1,798	2,672	(874)	(32.7)
Other	447	1,486	(1,039)	(69.9)
Total Operating Revenue	38,559	28,818	9,741	33.8

Cost of Revenues
Cost of magicJack and magicJack PLUS	6,116	2,995	3,121	104.2
Shipping and handling	565	305	260	85.2
Credit card processing fees	680	638	42	6.6
Network and carrier charges	6,947	6,752	195	2.9
Other	751	1,406	(655)	(46.6)
Total Cost of Revenues	15,059	12,096	2,963	24.5

Gross Profit	23,500	16,722	6,778	40.5

Operating expenses:
Advertising	5,740	6,835	(1,095)	(16.0)
General and administrative	6,872	7,283	(411)	(5.6)
Research and development	570	670	(100)	(14.9)
Total operating expenses	13,182	14,788	(1,606)	(10.9)
Operating Income	10,318	1,934	8,384	433.5

Total other income	(29)	1,044	(1,073)	*
Net Income	$10,270	$2,954	$7,316	247.7

Operating Income per share	$0.51	$0.08	$0.43	537.5

Certain Unaudited Condensed Statements of Operating Cash Flows
(in thousands)

	For the Six Months Ended
	June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$18,466	$4,782
Non Cash Items:
Provision for doubtful accounts, billing
adjustments and sales	4,550	5,071
Stock-based compensation	372	324
Depreciation and amortization	1,250	2,055
Deferred income tax provision	46	46
Interest expense - non-cash	224	40
Other income	(2,117)	(145)
Contributed services	40	38
Decrease (increase) in operating assets:
Accounts receivable	(3,583)	(6,397)
Inventories	658	(3,126)
Deferred costs	(1,978)	1,445
Deposits and other current assets	(551)	(4)
Deposits and other non-current assets	146	59
Increase (decrease) in operating liabilities:
Accounts payable	(2,338)	1,888
Accrued expenses and other current liabilities	12,329	(915)
Deferred revenue	18,283	968
Other non-current liabilities	(1,506)	(52)
Net cash provided by operating activities	$44,291	$6,077

Certain Unaudited Balance Sheet Items
(in thousands)

	June 30,	December 31,
	2012	2011
	(Unaudited)
Cash and cash equivalents	$34,030	$12,961
Marketable securities, at fair value	5,483	22,135
Deferred revenue, current portion	83,249	71,691
Deferred revenue, net of current portion	52,868	46,143
Ordinary shares outstanding	19,401	21,174

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about our projected revenues, cash flows, strategy, future operations, new product introductions and customer acceptance, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: changes to our business resulting from increased competition; any operational or cultural difficulties associated with the continuing integration of the businesses of VocalTec and YMax; potential adverse reactions or changes to business relationships resulting from the completion of the merger; unexpected costs, charges or expenses resulting from the merger; the ability of the combined Company to achieve the estimated potential synergies or the longer time it may take, and increased costs required, to achieve those synergies; our ability to develop, introduce and market innovative products, services and applications; our customer turnover rate and our customer acceptance rate; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities; and the various other factors discussed in the “Risk Factors” section of  our Annual Report on Form 10-K  and other filings  with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

About magicJack VocalTec Ltd.
magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of VoIP including the softphone and magicJack, has the goal of becoming the leading international provider of global voice over many platforms. The Company has achieved sales of over nine million of the easy-to-use, award-winning magicJack since the device’s launch in 2008, and has the use of over 30 patents, some dating to when the Company invented VoIP. It is the largest reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically had uptime of over 99.99 percent.

Contact:
Investor Relations
Andrew MacInnes, President
561-749-2255 - ir@magicJack.com
Media Relations
Kari Hernandez, INK Public Relations for magicJack
512-382-8982
magicjack@ink-pr.com